EXHIBIT 10.5

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made this 22nd day of July, 2022, by and between CURE Pharmaceutical Corporation, a California corporation (“Seller”) and TF Tech Ventures, Inc., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of the date hereof, by and between Buyer and Seller (as amended or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Purchase Agreement; and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Seller has agreed to provide to Buyer certain transitional services for the periods and on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree:

1. SERVICES

1.1 Services. During the term of this Agreement and subject to the terms and conditions set forth herein, Seller shall provide to Buyer, or cause an Affiliate or Affiliates of Seller designated by Seller for this purpose (each, a “Service Provider”) to provide to Buyer, and Buyer agrees to purchase from the Service Providers, the services set forth in Schedule A attached hereto (each, a “Service”, and collectively, the “Services”).

1.2 Level of Services. Except as set forth specifically in Schedule A or otherwise specifically agreed to in writing by the parties, Seller shall provide, or cause its Affiliate or third parties to provide, each Service with a degree of care with the same standard of care it exercised in the twelve (12) month period prior to the date hereof in the conduct of similar activities for itself. In providing the Services, Seller shall use the Business Employees so long as they are personnel of Seller, and following the Termination Date, Buyer shall make the Business Employees available to Seller for purposes of providing the Services, in accordance with Section 1.7 .

1.3 Additional Services. Notwithstanding the contents of Schedule A, Seller agrees to consider in good faith any reasonable request by Buyer for access to any additional services that was historically provided by Seller to or in connection with the Business and are necessary for the operation of the Business and which are not currently contemplated in Schedule A, at a price and for a term to be agreed upon after good faith negotiations between the parties. Any such additional services so provided by Seller shall constitute Services under this Agreement and be reflected in an amendment to Schedule A and subject in all respect to the provisions of this Agreement as if fully set forth on Schedule A as of the date hereof.

1.4 Third Parties. At its option, Seller may cause any Service it is required to provide hereunder to be provided by any third party (a “Third Party Service”) so long as such third party provider (each, a “Third Party Provider”) is (i) a provider that has historically been used by Seller and its Affiliates for provision of similar services, (ii) is a provider historically used by Buyer and its Affiliates for provision of similar services or (iii) is a provider able to provide such Services in all material respects in a manner consistent in scope, quality and nature with those provided by Seller and its Affiliates (or on their respective behalf) to Buyer. In the event of a Third Party Service, Seller shall obtain prior written consent of Buyer; provided that the foregoing shall not relieve Seller from its responsibility for its obligations hereunder. The provision of any Third Party Services or any other Services provided by a third party shall be subject to the terms and provisions of the underlying contract with such third party for such Services, including restrictions on use and confidentiality obligations. Buyer agrees that it shall sign any confidentiality agreement reasonably required by a third party providing, or enabling the provision of, any Services.

1.5 Employees Matters.

(a) Seller is providing the employees of Seller set forth on Schedule B (the “Business Employees”) merely as an accommodation to Buyer and shall have no liability to Buyer in the event that any Business Employee terminates his or her work status with the Seller during the term of this Agreement and Seller shall be under no obligation to replace such Business Employee. Buyer acknowledges and agrees that, as an accommodation to Buyer, the Business Employees shall remain employees of Seller and on the payroll of Seller for a transition period in order to facilitate Buyer establishing its own payroll services and operational readiness to employ such employees directly. It is the intention of the Seller and Buyer that (i) such employees who remain employed by Seller will become Buyer’s employees as soon as possible following the Closing, and (ii) for so long as such employees remain employees of and on the payroll of Seller, absent gross negligence, willful misconduct or fraud by Seller, Buyer will be responsible for and shall pay to Seller all wages and salaries and other documented out-of-pocket costs actually paid by Seller for such employees pursuant to this Agreement and will indemnify and hold harmless Seller and the other Seller Indemnitees from and against any Damages (as defined in Section 4(a)) resulting from or arising out of the retention of such employees during the term of this Agreement. During the term of this Agreement, Seller shall not increase the wages, bonus opportunities, vacation pay or other benefits afforded to any Business Employee from levels paid and/or provided to such Business Employee immediately prior to the Closing.

(b) Seller shall terminate the employment of each Business Employee who has accepted Buyer’s offer of employment and whose employment with Seller has not terminated (the “Continuing Employees”) effective as of the Termination Date. On the Termination Date or on any date that a Business Employee otherwise terminates employment with Seller prior to the Termination Date (each such employee, a “Terminated Employee” and each such date, a “Separation Date”), Seller shall make payment to each Continuing Employee and each Terminated Employee of all accrued wages, salaries and earned but unused vacation time or personal time off and any other amounts due under applicable law for all periods from the date hereof through the Termination Date or Separation Date (as applicable). Seller shall provide Buyer with a Payroll Notice (as defined below) with respect to the amounts due to the Business Employees on the Termination Date, and Buyer shall make payment in accordance with the terms of Section 1.6(a) of the amounts set forth in such Payroll Notice. Following any Separation Date, Seller shall promptly provide to Buyer the amounts paid by Seller to such Terminated Employee on such date, including all related employment Taxes paid with respect thereto, and Buyer shall pay such amount to Seller within five (5) Business Days of receipt of an invoice for such amount from Seller.

(c) Notwithstanding anything to the contrary, Buyer shall not be responsible for any wages, salaries, vacations, expenses, costs, fees, severances, or benefits arising out of or relating to the employment of Business Employees by Seller prior to the date hereof other than the Rollover Vacation liability expressly assumed by Buyer pursuant to the Purchase Agreement in accordance with the terms thereof.

1.6 Funding of Payroll and Benefits. Not less than four (4) Business Days prior to any payroll date (the “Applicable Payroll Date”), Seller shall provide the Buyer with written notice (the “Payroll Notice”) of all amounts required to be paid by the Buyer to Seller with respect to the Applicable Payroll Date, and not less than two (2) Business Days prior to such Applicable Payroll Date, Buyer shall fund by wire transfer of immediately available funds all amounts set forth in such Payroll Notice from Seller. Each Payroll Notice shall be accompanied by supporting documentation of the gross wages, employer paid taxes, employer paid employee benefits and any other Business Employee payroll related fees and charges due on such Applicable Payroll Date. All such wire transfers by Buyer to Seller shall be to the account of Seller set forth on Appendix I to Schedule A. For the avoidance of doubt, Seller shall pay all necessary employment Taxes as required by Law with respect to the Business Employees for the period from the date of this Agreement until the Termination Date and Buyer shall reimburse Seller in full for the employer portion of such employment Taxes paid or payable by Seller with respect thereto.

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1.7 Cooperation and Access. The Parties acknowledge and agree that, effective as of the Closing, among other things, (a) substantially all of the Seller’s assets related to the Business will transfer to Buyer, (b) all of the Continuing Employees will transfer employment to the Buyer following the Termination Date, and (c) such assets, and after the Termination Date, employees, are contemplated to be used in the provision of the Services. Accordingly, subject to the limitations set forth in this Agreement, (i) Buyer shall cause its employees to reasonably cooperate with employees of the Service Provider in providing a Service to Buyer, to the extent required for effective delivery of the Services and to minimize the disruption to, or additional recordkeeping required by, the Service Provider and (ii) Buyer shall give the Service Provider full access to the properties, assets and networks environments of Buyer (the “Facilities”) as is reasonably necessary for the Service Provider to provide the Services. From the date hereof until the Termination Date, Seller shall direct the Business Employees to follow and comply with the instructions and policies provided by Buyer and Buyer or its designee will supervise and direct the Business Employees with respect to day-to-day responsibilities. For the avoidance of doubt, Seller shall not be required to hire any employees or purchase or otherwise obtain any assets in connection with the performance of the Services, it being expressly acknowledged and agreed that Seller’s obligation to provide the Services shall be wholly dependent on Buyer’s making available (at Buyer’s sole cost and expense) any such assets or, after the Termination Date, employees, as Seller deems necessary to perform the Services.

1.8 Limitation of Liability; Disclaimer.

(a) The parties hereto acknowledge and agree that the Services are being provided by Seller: (i) at the request of the Buyer in order to accommodate it following the Closing, (ii) at the costs set forth in Section 1.5, Section 1.6, Section 2.1 and Schedule A hereto and with no expectation of profit being made by Seller thereon, and (iii) with the expectation that Seller is not assuming any financial or operational risks, including those usually assumed by a service provider, except for those risks explicitly set forth herein. Accordingly, subject to Section 4 of this Agreement, each party agrees that, absent gross negligence or willful misconduct, Seller, its Affiliates, and their directors, officers, employees, representatives, consultants and agents shall not be liable for any direct, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims relating to the Services or Seller’s performance under this Agreement. Notwithstanding anything to the contrary contained herein, in the event that Seller commits an error with respect to or incorrectly performs or fails to perform any Service in any material respect, at the Buyer’s request, Seller shall use reasonable efforts and in good faith attempt to correct such error, re-perform or perform such Service at no additional cost to Buyer; provided, that, absent gross negligence or willful misconduct, Seller shall have no obligation to recreate any lost or destroyed data to the extent the same connect be cured by re-performance of the Service in question.

(b) EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE SERVICES, EXPRESS OR IMPLIED.

2. PAYMENTS

2.1 Services Pricing.

(a) Buyer shall pay Seller, or its applicable Affiliate, (i) the fees for the Services on the basis and in the manner described in Section 1.5, Section 1.6 and in Schedule A, and (ii) any reasonably out-of-pocket costs and expenses that Seller incurs in providing the Services, provided, that with respect to clause (ii) hereof, that Buyer has approved in writing any such costs and expenses in excess of $2,500 in advance (collectively, the “Fees”). Seller or its agents shall keep and maintain such books and records as may be reasonably necessary to make any applicable allocations. Seller shall make copies of the relevant portion of such books and records available to Buyer for inspection upon request and with reasonable notice. The Fees shall not be increased during the term of this Agreement except as contemplated by this Section 2.1.

2.2 Invoicing. Except for those charges with alternate invoicing and payment terms specifically set forth in Section 1.5, Section 1.6 or in Schedule A, within 10 Business Days following the end of each calendar month during the term hereof, Seller shall provide to Buyer a single invoice in form, format and media reasonably acceptable to Buyer totaling all charges during such month for the Services incurred by Buyer hereunder (each, an “Invoice”). Each Invoice shall contain a brief description of each Service giving rise to such charge in reasonable detail, with such supporting documentation as Buyer may reasonably request. Notwithstanding the foregoing, Seller shall be permitted to direct Buyer to make payment to third parties directly for Services hereunder (including, without limitation, making payment of the utilities costs for the Facilities) and Buyer shall make timely payment of such amounts in accordance with the applicable payment terms therefor.

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2.3 Payment. Buyer shall pay all amounts due under each Invoice no later than 5 days following receipt of such Invoice. Buyer shall pay all amounts due with respect to those charges with alternate invoicing and payment terms specifically set forth in Section 1.6 or in Schedule A hereto in accordance with the relevant payment terms set forth in Section 1.6 or Schedule A, as the case may be.

3. TERM AND TERMINATION

3.1 Term. Unless earlier terminated in accordance with Section 3.2 below, this Agreement shall be in effect from the date of this Agreement until the earlier of (i) January 20, 2023 and (ii) the date on which the terms for all of the Services have expired or been terminated, which term may be extended by mutual written agreement of the parties; provided that the term with respect to any specific Service may be shorter if such shorter term is set forth on Schedule A or this Agreement is otherwise terminated with respect to such Service hereunder.

3.2 Termination.

(a) If a party (the “Defaulting Party”) has materially breached its obligations under this Agreement (including a failure to make timely payment of any amount due under this Agreement) and has not cured such default within 30 days following the date on which the other party (the “Notifying Party”) has given written notice to the Defaulting Party specifying the facts constituting the default, the Notifying Party may, in its sole discretion, (i) suspend or terminate (or any combination thereof) providing or receiving any or all of the Services, in whole or in part, or (ii) terminate this Agreement. Notwithstanding the foregoing sentence, neither this Agreement nor any Service shall be terminated due to a default by the Defaulting Party if such default is directly attributable to a breach of this Agreement by the Notifying Party.

(b) Buyer will have no obligation to continue to use any of the Services and shall be permitted to terminate this Agreement with respect to any particular or all of the Services to be provided by a Service Provider, by giving Seller written notice of its desire to terminate any particular Service, in whole or in part (a “Termination Notice”), which Termination Notice shall take effect on the date set forth therein, which date shall be not less than 30 days after delivery of such Termination Notice or such earlier date as may be mutually agreed upon by Seller and Buyer (the “Effective Date”). Upon such termination, Buyer’s obligation to pay any fees applicable to the provision of such terminated Services (or part thereof) following the Effective Date (if applicable), and the Service Provider’s obligation to provide such terminated Services (or part thereof) following the Effective Date, will terminate; provided that no termination shall relieve Buyer of its obligation to pay for Services provided prior to the Effective Date. Once Buyer has terminated any of the Services, Buyer may request any such Services to be resumed pursuant hereto, but Seller shall not be required to resume any such terminated Services.

(c) Upon termination of this Agreement for any reason, all rights and obligations of the parties under this Agreement shall cease and be of no further force or effect, except that the provisions of Sections 1.5, 1.6, 1.8, 2.3, 3, 4 and 5 of this Agreement shall survive any such termination or expiration.

4. INDEMNITY

(a) Buyer agrees to indemnify, defend and hold Seller and its Affiliates and persons serving as officers, directors, partners or employees thereof (collectively “Seller Indemnitees”) harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (each, a “Damage” and, collectively, the “Damages”) (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based on (i) the provision of the Services (other than as a result of the gross negligence or willful misconduct of Seller), (ii) any breach of this Agreement by Buyer, (iii) violation of law by Buyer, or (iv) willful misconduct on the part of Buyer. In addition, Buyer agrees to indemnify, defend and hold the Seller Indemnitees harmless from and against any Damages arising from or relating to (v) all employment-related claims arising with respect to any Business Employee under federal, state or local Law (including but not limited to discrimination and harassment claims and any claims alleging joint employer liability), (w) tortious conduct alleged by any Business Employee, including allegations of negligence, defamation and intentional or negligent infliction of emotional distress, (x) any matter relating to the Buyer’s use of any Business Employee or involving the use by Business Employee of the Buyer’s machinery, facilities, equipment and/or vehicles, (y) any employee-related fines, penalties or sanctions related to any Business Employee; and (z) any increase in Seller’s workers’ compensation rate as a result of claims or work classification of Business Employees, in each case to the extent arising from facts and circumstances occurring during the term of this Agreement. For clarification and without limiting the generality of the foregoing, Seller shall not be responsible for any act or omission of any Business Employee, and any such act or omission shall not constitute willful misconduct, willful omission or negligence of Seller.

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(b) The Seller agrees to indemnify and hold Buyer and its Affiliates and persons serving as officers, directors, partners or employees thereof harmless from and against any Damages (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any gross negligence, violation of Law, or willful misconduct in each case on the part of Seller.

(c) No right of indemnification shall exist under this Agreement with respect to matters for which indemnification may reasonably be claimed under the Purchase Agreement, it being the intent of the parties that claims that are addressed under the Purchase Agreement shall be governed solely by the Purchase Agreement. No right of indemnification shall exist under the Purchase Agreement for claims arising out of the performance of this Agreement, it being the intent of the Parties that such claims shall be solely governed by the provisions of this Agreement. Notwithstanding the foregoing, no claim for indemnification made under this Agreement shall be denied solely based on the preceding two sentences if such claim was initially brought under the Purchase Agreement and denied because the subject matter of such claim was reasonably believed to be covered under the indemnification provisions of this Agreement.

5. GENERAL

5.1 Impracticability; Force Majeure.

(a) Notwithstanding any other provision of this Agreement, no Service Provider shall be required to provide any Service to the extent the performance of such Service would require such Service Provider to violate any applicable Laws or any contracts to which the Service Provider is a party.

(b) The obligations of Seller under this Agreement with respect to any Service shall be suspended during the period and to the extent that the applicable Service Provider is prevented or hindered from providing such Service, or Buyer is prevented or hindered from receiving such Service, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) governmental order or Law, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, or (x) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Seller shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. If such suspension of Services has a negative impact on Buyer’s business operations, at Buyer’s request, Seller shall use commercially reasonable efforts, at Buyer’s sole cost and expense to assist Buyer in securing alternative services to minimize such negative impact on Buyer. Neither Buyer nor Seller shall be liable for the nonperformance or delay in performance of its respective obligations (other than payment obligations) under this Agreement when such failure is due to a Force Majeure Event. The applicable end date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

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5.2 Relationship of the Parties. Seller (including, as applicable, its Affiliates) shall for all purposes be considered independent contractors with respect to Buyer, and Seller (including, as applicable, its Affiliates) shall not be considered an employee, employer, agent, principal, partner or joint venturer of Buyer. For purposes of this Agreement, neither Seller nor any employee, representative or agent of Seller shall have any claim, right, or entitlement under this Agreement or otherwise against the Buyer for workers’ compensation, unemployment compensation, sick leave, vacation pay, pension or retirement benefits, Social Security benefits, or any other employee benefits with respect to employees of Seller that provide Services to Buyer. Nothing contained in this Agreement shall be deemed or construed to create any liability whatsoever of any party with respect to the indebtedness, liabilities, obligations or actions of the other party or any of its respective representatives, or any other Person.

5.3 Intellectual Property. To the extent Seller becomes aware, Seller shall disclose to the Buyer any improvements, inventions, formulas, ideas, works of authorship, processes, computer programs, know-how and trade secrets, whether or not patentable, made or conceived or reduced to practice or developed by Seller, either alone or jointly with others, during the term of this Agreement and related to the Seller’s provision of Services to the Buyer through any Business Employee hereunder (“Inventions”). The parties agree that all Inventions and Intellectual Property rights therein shall be the sole property of the Buyer and shall be “works made for hire.” Seller hereby assigns to the Buyer any rights Seller may have, had or acquire in all Inventions and agrees to perform, during and after the term of this Agreement, at the Buyer’s expense (including payment of the Seller’s fully burdened costs) all acts deemed reasonably necessary by the Buyer in obtaining and enforcing Intellectual Property rights with respect to such Inventions. Subject to the foregoing, nothing in this Agreement shall be interpreted to, or shall, assign, transfer or license any Intellectual Property rights between the parties hereto, and each party shall retain all right, title and interest in and to their respective Intellectual Property rights and any and all improvements, modifications and derivative works thereof or thereto.

5.4 Insurance. Buyer shall maintain at its sole cost, with insurers reasonably satisfactory to Seller, insurance policies, including General Liability and Umbrella Coverage with coverages, limits and deductibles at least equal to those set forth in the insurance policies maintained by Seller for the Business as of the Closing Date; provided that immaterial differences shall be ignored. On or before the Effective Date, Buyer shall furnish to Seller evidence to Seller confirming to Seller the insurance at the time in force pursuant to this Section specifying the amount and character of coverage, identifying the insurers and certifying as to no default in the payment of current premiums thereon and will furnish Seller with copies of all such policies.

5.5 Compliance with Laws. Each party hereto shall be responsible for its and its Affiliates’ own compliance with any and all applicable Laws in connection to their performance and receipt of Services under this Agreement. No party or its Affiliates will take any action in violation of any such applicable Law that would reasonably be likely to result in liability being imposed on the other party or its Affiliates, as the case may be, as a result of a violation of applicable Law. Each Service Provider shall notify the other parties of any material compliance problems in connection with the Services of which the Service Provider becomes aware.

5.6 General Provisions. Section 8.02 (Notices), Section 8.04 (Severability), Section 8.05 (Entire Agreement), Section 8.06 (Successors and Assigns), Section 8.07 (No Third-Party Beneficiaries), Section 8.08 (Amendment and Modification), Section 8.09 (Waiver), Section 8.10 (Governing Law), Section 8.11 (Submission to Jurisdiction), Section 8.12 (Waiver of Jury Trial), Section 8.13 (Specific Performance), and Section 8.14 (Counterparts) of the Purchase Agreement are each hereby incorporated by reference mutatis mutandis.

5.7 Conflict. This Agreement is being executed and delivered pursuant to the terms and conditions of the Purchase Agreement. In the event of any inconsistency between the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall control.

Signature Page Follows

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IN WITNESS WHEREOF, Seller and Buyer have duly executed this Agreement as of the day, month and year first above written.

SELLER:

CURE PHARMACEUTICAL CORPORATION a California corporation

By:	/s/ Robert Davidson
Name:	Robert Davidson
Title:	CEO

BUYER:

TF TECH VENTURES, INC. a Delaware corporation

By:	/s/ C.A. Preston
Name:	C.A. Preston
Title:	CEO & President

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SCHEDULE A

Services

Service Item	Description of Service	Termination Dates	Fees
Operations

All actions and services necessary to operate the Business in the ordinary course of business consistent with the manner in which Seller conducted the Business prior to the Closing Date, as if the sale of the Purchased Assets pursuant to the Purchase Agreement had not occurred.

For the avoidance of doubt, during the Term, the Business Employees will continue to provide and perform all services and functions as they performed for the Business prior to Closing.

The date on which Buyer has provided written notice to Seller that Buyer has obtained each of the Permits set forth on Exhibit 1, attached hereto, or has determined in its reasonable discretion that any Permits that it has not obtained are not required for the operation of the Business by the Buyer (such date, the “Notice Date”).

Actual cost.
Payroll & Benefits

Provide payroll processing, payment and tax filing services and employee benefits coverage (to the extent such benefits were provided as of the Closing Date) for the Business Employees (so long as they are employees of Seller) through the Seller’s PEO provider as of the Closing Date.

		The Termination Date, which shall be no later than 45 days following the Closing Date.	Actual costs – paid in accordance with Section 1.5 and Section 1.6 of the Agreement.
Accounting and Finance Transition

At Buyer’s direction and cost, the appropriate Business Employees will, as part of their regular job duties, take such actions as reasonably required for Buyer’s operation of the Business as a stand-alone entity, including setting up Buyer’s accounting and finance systems.

		The Notice Date.	Actual costs – including the costs of any software licenses.
IT	Provide Buyer access to IT services and software licenses to the extent needed for Buyer to operate the Business.	6 months after the Closing Date.	Actual cost; provided, that Seller shall not be responsible for obtaining any additional software licenses or to renew any software licenses.
Permits & Licenses

At Buyer’s direction, provide all applicable information, documents, cooperation and support to properly transition each of the Permits set forth on Exhibit 1, attached hereto (excluding those which Buyer determines are not necessary for the operation of the Business).

The date on which Buyer has provided written notice to Seller that Buyer has obtained each of the Permits set forth on Exhibit 1, attached hereto, or has determined in its reasonable discretion that any Permits that it has not obtained are not required for the operation of the Business by the Buyer.

Actual cost.
Facilities	Seller shall make payment of the utilities for the Leased Real Property.	On the date when Buyer has opened all necessary utilities accounts for the Leased Real Property in its own name, which shall occur no later than 60 days following the Closing Date.

At cost; provided, that Seller shall not be required to include such charges on the monthly Invoice and shall instead invoice Buyer when payment is made and Buyer shall reimburse Seller in full no later than three (3) Business Days following receipt of the applicable invoice.

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EXHIBIT 1 TO SCHEDULE A

PERMITS

Description	License Number	Issuance Date	Expiration Date	Issuing Authority
Oxnard Business License	23-00105063	8/16/2021	7/31/2022	City of Oxnard, License Services
DEA: Schedule 1 & 3N Manufacturing License	RC0545701	8/24/2021	8/31/2022	United States Department of Justice, Drug Enforcement Administration
CDPH Drug Manufacturing License	58961	10/11/2021	9/12/2022	State of California, Department of Public Health, Food and Drug Branch
CDPH Process Food Registration	58961		9/12/2022	State of California, Department of Public Health, Food and Drug Branch
Storm Water Permit	NEC: 456NEC004719	11/14/2018	N/A	The State Water Resources Control Board
US FDA Facility Establishment Identifier (FEI)	3009940880		N/A	State of California, Department of Public Health, Food and Drug Branch
US FDA Registration	19835250384		12/31/2022	U.S. Food & Drug Administration
IND relating to Collaboration Agreement
Operation of Allopathic Pharmacy or Homeopathic Pharmacy (Without Preparation of Pharmaceutical Specialties) or Apothecary	COFEPRIS-05-007-D	3/3/2022		Comisión Federal para la Protección contra Riesgos Sanitarios

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SCHEDULE B

BUSINESS EMPLOYEES

1. Robert Davidson

2. Michael Redard

3. Mark Udell

4. Courtney Lasley

5. Adrienne Grashaw

6. Katherin Landas

7. Tim Habeck

8. Cheryl Baumgart

9. Lina Galeano

10. Sarahi Zuniga

11. Karina Sierra

12. Sandy Garate

13. Jose Bernardo

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